EXHIBIT 99.1

[SPECTRX'S LETTERHEAD]

Contacts
Bill Wells - Media
Thomas H. Muller, Jr. - Financial
770-242-8723

SpectRx, Inc. Reports Third Quarter 2003 Results

Current Highlights -

  Former MiniMed executive Bill Arthur to lead diabetes business

  SimpleChoice®easy manufacturing and product sampling underway

  Guided Therapeutics, Inc. subsidiary formed for non-invasive cancer detection business

  Revenue from continuous alcohol monitor contract to increase

  Norcross, GA (November 11, 2003) -- SpectRx, Inc. (OTCBB: SPRX), a diabetes management company, today announced operating results for the third quarter and nine months ended September 30, 2003. The company also announced the formation of a new subsidiary company, Guided Therapeutics, Inc., to commercialize its non-invasive cervical cancer detection product allowing SpectRx, and recently named president and chief operating officer Bill Arthur, to focus exclusively on the diabetes business.

  Revenue for the three months ended September 30, 2003, was $209,000 versus $1.6 million for the same period last year. For the nine months ended September 30, 2003, revenue was $1.1 million versus $3 million for the same period last year. The reduction in revenue was primarily due to the sale of the BiliChek® business to Respironics in March 2003. The reduction also reflects a one time $1.0 million milestone payment received in the third quarter of 2002.

  The net loss available to common stockholders for the third quarter of 2003 was $1.9 million, or $0.17 per share, compared with a net loss available to common stockholders of $1.1 million, or $0.10 per share, in the comparable quarter of 2002. For the first nine months of this year, the net loss available to common stockholders was $4.3 million, or $0.39 per share, compared with a net loss available to common stockholders of $6.8 million, or $0.61 per share, in the first nine months of 2002. The reduction in the year to date loss was primarily due to aggressive management of overall expenses along with the gain recognized on the sale of the BiliChek business.

  Business Update -

  "We are very pleased with the addition last week of Bill Arthur to head our diabetes business," said Mark A. Samuels chairman and CEO of SpectRx, Inc. "Bill built the sales organization that propelled MiniMed's insulin pump business to almost $300 million in annual revenue. We believe that there is no one more qualified to grow our SimpleChoice insulin pump infusion business and move our continuous glucose monitoring product forward."

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  "Regarding other SimpleChoice product developments, we have spent most of the third quarter refining the production processes for our insulin infusion set product line. As a result, we had a limited amount of product to sell in the third quarter, so our focus was on testing and sampling the SimpleChoice easy product in the market, expanding distribution channels and preparing for increased production. We also received an important patent for the SimpleChoice patch infusion set, and have completed a small pilot production run of the patch, which will be used for final design and assembly validation before production ramp up begins," Mr. Samuels said.

  "We are encouraged by the interim results of a clinical study of our continuous glucose monitoring system using an advanced sensor. The study, which is expected to be completed this week, should be beneficial in our efforts to secure a large strategic partner to realize the full potential of our glucose monitoring technology," he said.

  "To facilitate anticipated private financing, we have created a new subsidiary company -- Guided Therapeutics, Inc. -- to better align resources and move forward the development of our non-invasive cervical cancer detection device. We continue to make progress in our efforts seeking to independently fund Guided Therapeutics with venture capital," Mr. Samuels said.

  Additionally the company announced that its share of a contract with the National Institute on Alcohol Abuse and Alcoholism to develop a continuous alcohol monitor was increased by $223,000 to $462,000 for this year and by up to an additional $874,000 to $1.7 million over the life of the contract.

  SpectRx management will hold a conference call to discuss third quarter 2003 results on Wednesday, November 12, 2003 at 11 a.m. eastern. To access the call via telephone, call 800-889-0817 or visit www.ccbn.com or www.fulldisclosure.com for access via the Internet.

  About SpectRx

  SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. These FDA-cleared products complement its developmental consumer device for continuous glucose monitoring. SpectRx also plans to commercialize its non-invasive cancer detection technology through direct funding. For more information, visit SpectRx's web sites at www.spectrx.com and www.mysimplechoice.com.

  SimpleChoice, SimpleChoice®easy and SimpleChoice®patch are trademarks owned by SimpleChoice, a SpectRx company.

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the ability of SpectRx to continue as a going concern, the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent quarterly reports.

  Financial Tables

  Dollars in Thousands except per share data

  SpectRx, Inc.

  Condensed Statement of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002
Revenue	$209	$1,598	$1,136	$3,024

Expenses
Cost of Sales	216	356	708	1,173
Research & Development	1,091	1332	3,310	4,658
Selling, General & Administrative	746	983	2,192	3,868
Total Operating Expenses	2,053	2,671	6,210	9,699

Operating Loss	(1,844)	(1,073)	(5,074)	(6,675)

Gain on Sale of BiliChek Product Line	0	0	1,062	0
Interest & Other Income (Expense)	(29)	24	(98)	81
Net Loss	(1,873)	(1,049)	(4,110)	(6,594)
Preferred Stock Dividends	(73)	(78)	(226)	(236)
Net Loss Available to Common Stockholders	($1,946)	($1,127)	($4,336)	($6,830)

Basic & Diluted Net Loss per Share	($0.17)	($0.10)	($0.39)	($0.61)

Basic & Diluted
Weighted Average Shares Outstanding	11,248	11,210	11,258	11,196

  Selected Balance Sheet Data (Unaudited)
	September 30, 2003	December 31, 2002
Cash & Cash Equivalents	$501	$1,165
Working Capital	(3,400)	1,066
Total Assets	6,153	7,472
Accumulated Deficit	(52,436)	(48,100)
Stockholders' Equity (Deficit)	(3,349)	836
Redeemable Preferred Stock, Long-term Portion	$3,755	$4,324

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